As filed with the Securities and Exchange Commission on May 28, 2010
Registration No. 333

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL HEALTH INVESTORS, INC.
(Exact name of registrant as specified in its corporate charter)

Maryland	62-1470956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
222 Robert Rose Drive
Murfreesboro, Tennessee 37129
(615) 890-9100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Justin Hutchens
President and Chief Operating Officer
222 Robert Rose Drive
Murfreesboro, Tennessee 37129
(615) 890-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Susan V. Sidwell
Harwell Howard Hyne Gabbert & Manner, P.C.
315 Deaderick Street Suite 1800
Nashville, Tennessee 37238-1800
(615) 256-0500

Approximate date of commencement of proposed sale to the public: from time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Registration No.:
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Registration No.:
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities act, check the following box. : ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. : ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated : ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount to be registered/
	Proposed maximum
	offering price per
	share/Proposed maximum
	aggregate offering
Title of securities to be registered	price	Amount of registration fee
Common Stock $0.01 par value
Preferred Stock, $0.01 par value
Debt Securities	(1)	$0(1)

(1) An unspecified indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at unspecified indeterminate prices. Separate consideration may or may not be received for registered securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In accordance with Rules 456(b) and 457(r) National Health Investors, Inc. is deferring payment of the entire registration fee.

NATIONAL HEALTH INVESTORS, INC.
Common Stock
Preferred Stock
Debt Securities
     National Health Investors, Inc. (“NHI”) from time to time may offer to sell the securities listed above. The preferred stock and debt securities may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of NHI. Our common stock is quoted on the New York Stock Exchange (the “NYSE”) under the symbol “NHI.”
     NHI may offer and sell these securities directly or to or through one or more underwriters, dealers and/or agents, or directly to purchasers on a continuous or delayed basis.
     This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.
     You should consider the risks discussed in “Risk Factors” beginning on page 3 of this prospectus before you invest in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2010
National Health Investors, Inc.
222 Robert Rose Drive
Murfreesboro, Tennessee 37129
(615) 890-9100

 i

     All references in this prospectus to “NHI,” “we,” “us” or “our” mean National Health Investors, Inc. and its wholly-owned subsidiaries (except where it is clear from the context that the term means only the issuer, National Health Investors, Inc.). Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars.
     When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should not assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference, is accurate as of any date other than the date mentioned on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
ABOUT THIS PROSPECTUS
     This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you with only a general description of the securities we may offer. Each time we sell securities described in this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. A prospectus supplement may also add to, update or change information contained in this prospectus.
     You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add to, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may inspect information that we file with The New York Stock

Exchange, as well as our SEC filings, at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.
     The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):
•	our Current Reports on Form 8-K and 8-K/A filed on February 3, 2010, February 5, 2010, February 22, 2010, February 23, 2010, March 3, 2010, March 10, 2010, March 11, 2010, March 22, 2010, April 19, 2010, May 7, 2010, May 10, 2010, May 12, 2010 and May 24, 2010;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;
•	description of our common stock contained in Form 10 as amended by Form 8 effective with the Commission in October 1991 and any amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our proxy statement dated March 20, 2009.
     We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:
Roger R. Hopkins, Chief Accounting Officer
National Health Investors, Inc.
222 Robert Rose Drive
Murfreesboro, Tennessee 37129
(615) 890-9100

RISK FACTORS
     We have included discussions of cautionary factors describing risks relating to our business and an investment in our securities in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus. See “Where You Can Find More Information” for an explanation of how to get a copy of this report. Additional risks related to our securities may also be described in a prospectus supplement. Before purchasing our securities, you should carefully consider the risk factors we describe in any prospectus supplement and in any report incorporated by reference into this prospectus or such prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2009. These risks and uncertainties are not the only ones we face. There may be additional risks that we do not presently know of or that we currently deem immaterial. If any of the risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our shares of stock could decline and you may lose part or all of your investment. Given these risks and uncertainties, we can give no assurance that these forward-looking statements will, in fact, occur and, therefore, caution investors not to place undue reliance on them. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
     Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement within the meaning of the Private Securities Litigation Reform Act of 1995 that are not historical factual statements are “forward-looking statements.” We intend to have our forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectations as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “forecast,” “plan,” “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof. In addition, we, through our officers, from time to time, make forward-looking oral and written public statements concerning our expected future operations, strategies, securities offerings, growth and investment opportunities, dispositions, capital structure changes, budgets and other developments. Readers are cautioned that, while forward-looking statements reflect our good faith belief and reasonable assumptions based upon current information, we can give no assurance that our expectations or forecasts will be attained. Therefore, readers should be mindful that forward-looking statements are not guarantees of future performance and that they are subject to known and unknown risks and uncertainties that are difficult to predict. As more fully set forth under “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our other SEC filings factors that may cause our actual results to differ materially from the expectations contained in the forward-looking statements include:
•	We depend on the operating success of our customers (facility operators) for collection of our revenues during this time of uncertain economic conditions and legislative healthcare reform in the U.S.;

•	We are exposed to risk that our tenants and mortgagors may become subject to bankruptcy or insolvency proceedings;
•	We are exposed to risks related to changes in national and local economic conditions, including a prolonged recession;
•	We are exposed to risks related to government regulations and the effect they have on our tenants’ and mortgagors’ business;
•	We are exposed to risk that the cash flows of our tenants and mortgagors will be adversely affected by increased liability claims and general and professional liability insurance costs;
•	We are exposed to risks related to environmental laws and the costs associated with the liability related to hazardous substances;
•	We depend on the success of future acquisitions and investments;
•	We depend on the ability to reinvest cash in real estate investments in a timely manner and on acceptable terms;
•	We may incur more debt and intend to replace our current credit facility with longer-term debt in the future, which long-term debt may not be available on terms acceptable to us;
•	We are subject to risks from continued volatility in the capital markets, including changes in interest rates and the availability and cost of capital;
•	We are exposed to the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties;
•	We are exposed to the risk that our assets may be subject to impairment charges;
•	We depend on the ability to continue to qualify as a real estate investment trust;
•	We have ownership limits in our charter with respect to our common stock and other classes of capital stock; and
•	We are subject to certain provisions of Maryland law and our charter and bylaws that could hinder, delay or prevent a change in control transaction, even if the transaction involves a premium price for our common stock or our stockholders believe such transaction to be otherwise in their best interests.
     Except as required by law, we undertake no, and hereby disclaim any, obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or otherwise.

THE COMPANY
     We are a real estate investment trust (“REIT”) which invests in income-producing health care properties primarily in the long-term care industry. As of March 31, 2010, we had ownership interests in real estate and mortgage investments (excluding assets held for sale) with a carrying value totaling approximately $395,408,000 and other investments in preferred stock and marketable securities of approximately $59,798,000 resulting in total invested assets of approximately $455,206,000. Our mission is to invest in health care real estate which generates current income that will be distributed to stockholders. We have pursued this mission by acquiring properties to lease nationwide and making mortgage loans, primarily in the long-term health care industry. These investments include skilled nursing facilities, assisted living facilities, medical office buildings, independent living facilities, an acute psychiatric hospital and an acute care hospital, all of which are collectively referred to herein as “Health Care Facilities.” We have funded these investments in the past through three sources of capital: (1) current cash flow, including principal prepayments from our borrowers, (2) the sale of equity securities, and (3) debt offerings, including bank lines of credit, the issuance of convertible debt instruments, and the issuance of ordinary debt. At March 31, 2010, we had approximately $33,935,000 of outstanding debt.
     At March 31, 2010, our continuing operations consisted of investments in real estate and mortgage notes receivable in 116 health care facilities located in 21 states consisting of 81 skilled nursing facilities, 25 assisted living facilities, 4 medical office buildings, 4 independent living facilities, 1 acute psychiatric hospital and 1 acute care hospital. These investments consisted of approximately $321,399,000 of net real estate investments with 19 lessees and $74,009,000 aggregate carrying value of mortgage notes receivable from 14 borrowers. There are 86 health care facilities leased to operators, 41 of which are leased to National HealthCare Corporation (“NHC”), a publicly-held company and our largest customer. These 41 facilities include 4 centers subleased to and operated by other companies, the lease payments to us being guaranteed by NHC.
     NHI was incorporated in Maryland in 1991. Our executive offices are located at 222 Robert Rose Drive, Murfreesboro, Tennessee 37129, and our telephone number is (615) 890-9100.
USE OF PROCEEDS
     Unless otherwise specified in the applicable prospectus supplement for any offering of securities, the net proceeds, after estimated expenses, we receive from the sale of these securities will be used for general corporate purposes, which may include:
•	funding real estate and mortgage investments in, or extensions of credit to, our subsidiaries;
•	funding real estate and mortgage investments in non-affiliates;
•	reducing, repaying or refinancing debt;

•	financing possible acquisitions and business combinations; and
•	working capital.
     Pending such use, we may temporarily invest net proceeds. We will disclose in a prospectus supplement relating to an offering of securities any intention to use the net proceeds from such offering in connection with an acquisition or to reduce or refinance outstanding debt.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth NHI’s consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Three Months Ended
	2005	2006	2007	2008	2009	March 31, 2010
Ratio of earnings to fixed charges(1)	6.75	7.85	17.09	154.62	320.71	65.52

(1)	For the purpose of calculating the ratio of earnings to fixed charges, net income from continuing operations has been added to fixed charges, net of capitalized interest, and that sum has been divided by such fixed charges. Fixed charges consist of interest expense, which includes amortization of debt issue cost, plus the proportion deemed to be representative of the interest factor of rent expense, and capitalized interest.
DESCRIPTION OF CAPITAL STOCK WE MAY OFFER
     Please note that in this section entitled “Description of Capital Stock We May Offer,” references to “holders” mean those who own shares of our common or preferred stock, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries.
     The following description summarizes the material provisions of the common stock and preferred stock we may offer. This description is not complete and is subject to, and is qualified in its entirety by reference to our charter and our bylaws and applicable provisions of the Maryland General Corporation Law (the “MGCL”). The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. Any series of preferred stock we issue will be governed by our charter and by the articles supplementary related to that series. We will file the articles supplementary with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock.
     Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following description does not contain all the information that might be important to you.

Restrictions on Transfer
     As described in “CERTAIN PROVISIONS OF MARYLAND LAW AND NHI’S CHARTER AND BYLAWS — Transfer and Ownership Restrictions Relating to our Common and Preferred Stock,” our charter contains restrictions on the ownership and transfer of our common and preferred stock that are intended to assist us in complying with the requirements to continue to qualify as a REIT. All such restrictions will apply to any common or preferred stock that we may offer pursuant to this prospectus and applicable prospectus summary.
Common Stock
     As of May 24, 2010, there were 27,670,316 shares of common stock outstanding. All shares of common stock participate equally in dividends payable to holders of common stock when, as and if authorized by our board of directors and declared by us, and in net assets available for distribution to holders of common stock on liquidation, dissolution, or winding up. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders. Holders of common stock do not have cumulative voting rights in the election of directors.
     All issued and outstanding shares of common stock are, and the common stock offered by this prospectus will be upon issuance, validly issued, fully paid and nonassessable. Holders of common stock do not have preference, conversion, exchange or preemptive rights. In the event that we issue preferred stock, the rights of common stock may be subject to and subordinate to rights of any preferred stock. Our common stock is listed on The New York Stock Exchange (NYSE Symbol: NHI).
     The Transfer Agent and Registrar for our common stock is Computershare Trust Company, N.A.
Preferred Stock
     Shares of our preferred stock may be issued with such designations, preferences, limitations and relative rights as our board of directors may from time to time determine. Our board can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. As of April 30, 2010, there were no shares of our preferred stock outstanding.
     If we offer preferred stock, we will file with the SEC a prospectus supplement and/or other offering material relating to that offering that will include a description of the specific terms of the offering, including the following specific terms:
•	the series, the number of shares offered and the liquidation value of the preferred stock;
•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;
•	the liquidation preference of the preferred stock;
•	the voting rights of the preferred stock;
•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;
•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and
•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.
Relative Rights of Common Stock vs. Preferred Stock
     It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:
•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; and
•	delaying or preventing a change in control of NHI.
     Rank
     Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, rank:
•	senior to all classes or series of common stock, and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up;
•	on a parity with all equity securities the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up; and
•	junior to all equity securities the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up.

     Dividends
     Holders of preferred stock of each series shall be entitled to receive, when, as and if declared by the board of directors, out of the Company’s assets legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the Company’s stock transfer books on such record dates as shall be fixed by the board of directors.
     Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.
     Unless otherwise specified in the applicable prospectus supplement, if any preferred stock of any series is outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend preferred stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred stock of such series.
     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon shares of preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata among the holders of such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.
     Until required dividends are paid, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation) shall be declared or paid, or set aside for payment, and no other distribution shall be declared or made upon the common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation. In addition, no common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation).

     Any dividend payment made on a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of preferred stock of such series which remains payable.
     Redemption
     If so provided in the applicable prospectus supplement, any series of preferred stock will be subject to mandatory redemption or redemption at the Company’s option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.
     The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that the Company shall redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. NHI may pay the redemption price in cash or other property, as specified in the prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the Company’s issuance of capital stock, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.
     So long as any dividends on any series of preferred stock ranking on a parity as to dividends and distributions of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares. However, this will not prevent the purchase or acquisition of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred stock of such series and any other stock of the Company’s ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any preferred stock of such series (except by conversion into or exchange for stock ranking junior to the preferred stock of such series as to dividends and upon liquidation). However, this will not prevent the purchase or acquisition of such preferred stock to preserve the Company’s REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.
     If the Company is to redeem fewer than all of the outstanding preferred stock of any series, it will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any excess shares.
     If notice of redemption of any preferred stock has been given and the Company has set aside the funds necessary for such redemption in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred stock, such preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.
Liquidation Preference
     Upon any voluntary or involuntary liquidation, dissolution or winding up of NHI, then, before any distribution or payment shall be made to the holders of common stock, or any other class or series of the Company’s capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of the Company’s assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of the Company’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Company’s legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
     If liquidating distributions shall have been made in full to all holders of preferred stock, the Company’s remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.
     Voting Rights
     Holders of preferred stock will only have such voting rights as specifically provided in the prospectus supplement or as otherwise from time to time required by law.
     Conversion Rights
     The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.
DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER
     Please note that in this section entitled “Description of the Debt Securities We May Offer,” references to “holders” mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.
     NHI may issue debt securities under one or more trust indentures to be executed by the Company and a specified trustee. The terms of the debt securities will include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The indentures will be qualified under the Trust Indenture Act.
     The following description sets forth certain anticipated general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, investors should review both the prospectus supplement relating thereto and the following description. Forms of the senior indenture (as discussed herein) and the subordinated indenture (as discussed herein) have been filed as exhibits to the registration statement of which this prospectus is a part.
General
     The debt securities will be the Company’s direct obligations and may be either senior debt securities or subordinated debt securities. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of the Company’s senior debt (as defined in the applicable indenture). Senior securities and subordinated securities will be issued pursuant to separate indentures (respectively, a senior indenture and a subordinated indenture), in each case between the Company and a trustee.
     Except as set forth in the applicable indenture and described in a prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Company’s board of directors or as established in the applicable indenture. All debt securities of one series need not be issued at the time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

     The prospectus supplement relating to any series of debt securities being offered will contain the specific terms thereof, including, without limitation:
•	the title of such debt securities and whether such debt securities are senior securities or subordinated securities;
•	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;
•	the date or dates on which such debt securities will mature;
•	the rate or rates per annum (or manner in which interest is to be determined) at which such debt securities will bear interest, if any, and the date from which such interest, if any, will accrue;
•	the dates on which such interest, if any, on such debt securities will be payable and the regular record dates for such interest payment dates;
•	any mandatory or optional sinking fund or analogous provisions;
•	additional provisions, if any, for the defeasance of such debt securities;
•	the date, if any, after which and the price or prices at which such debt securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions;
•	whether such debt securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a “Registered Global Security”) and, if so, the identity of the depository for such Registered Global Security or Securities;
•	certain applicable U.S. federal income tax consequences;
•	any provisions relating to security for payments due under such debt securities;
•	any provisions relating to the conversion or exchange of such debt securities into or for shares of common stock, preferred stock or debt securities of another series;
•	any provisions relating to the ranking of such debt securities in right of payment as compared to other obligations of NHI;
•	the denominations in which such debt securities are authorized to be issued;
•	the place or places where principal of, premium, if any, and interest, if any, on such debt securities will be payable; and
•	any other specific term of such debt securities, including any additional events of default or covenants provided for with respect to such debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

Conversion Rights
     The terms, if any, on which debt securities of any series may be exchanged for or converted into shares of common stock or debt securities of another series will be set forth in the prospectus supplement relating thereto. Such terms may include:
•	whether such debt securities are convertible into common stock or preferred stock;
•	the conversion price (or manner of calculation thereof);
•	the conversion period;
•	provisions as to whether conversion will be at the option of the holders or the Company;
•	the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities; and
•	any restrictions on conversion, including restrictions directed at maintaining the Company’s REIT status.
     To protect our status as a REIT, a holder of any series may not convert any debt security, and such debt security shall not be convertible by any holder, if as a result of such conversion, any person would then be deemed to beneficially own, directly or indirectly, shares of our common stock or preferred stock in excess of the limits provided in our charter.
     The conversion price will be subject to adjustment under certain conditions, including:
•	the payment of dividends (and other distributions) in shares of common stock on any class of our capital stock;
•	subdivisions, combinations and reclassifications of the common stock; and
•	the issuance to all or substantially all holders of common stock of rights or warrants entitling them to subscribe for or purchase shares of common stock at a price per share (or having a conversion price per share) less than the then current market price.
     No adjustments in the conversion price of the debt securities will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from stockholder’s equity. In the event NHI shall effect any capital reorganization or reclassification of its shares of common stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which NHI is the surviving entity) or shall sell or transfer substantially all of its assets to any other trust or corporation, the holders of any series shall, if entitled to convert such debt securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of common stock into which the debt securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each share of common stock.
     A conversion price adjustment made according to the provisions of the debt securities of any series (or the absence of provision for such an adjustment) might result in a constructive distribution to the holders of such series or holders of shares of common stock that would be subject to taxation as a dividend. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of shares of common stock resulting from any dividend or distribution of shares of common stock (or rights to acquire shares of common stock) or from any event treated as such for income tax purposes or for any other reason. Our board of directors will also have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to these provisions and its actions in so doing shall be final and conclusive.
     Fractional shares of common stock will not be issued upon conversion, but, in lieu thereof, we will pay a cash adjustment based upon market price.
     The holders of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such debt securities on the corresponding interest payment date notwithstanding the conversion thereof. However, debt securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. The holders of any series who convert debt securities of such series on an interest payment date will receive the interest payable by us on such date and need not include payment in the amount of such interest upon surrender of such debt securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the debt securities of any series or for dividends on shares of common stock.
Redemption of Securities
     The debt securities of any series will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect our status as a REIT at our option on at least 30 days’ prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. Except as otherwise set forth in an accompanying prospectus supplement, we may exercise our redemption powers solely with respect to the securities of the security holder or holders which pose a threat to our REIT status and only to the extent deemed necessary by our board of directors to preserve such status. Debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.
     From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

     The Indenture does not contain any provision requiring us to repurchase the debt securities of any series at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of NHI, even though our creditworthiness and the market value of the debt securities may decline significantly as a result of such transaction. The Indenture does not protect holders of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause.
Covenants
     The indenture contains certain covenants for the benefit of the holders of all series of debt securities, including:
•	duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest on, each of the debt securities at the place, at the respective times and in the manner provided herein or in the debt securities;
•	for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it is required to file with the SEC, copies of the annual report and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;
•	if it is not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and
•	if it is required to furnish annual or quarterly reports to our stockholders pursuant to the Exchange Act, file with the Trustee any annual report or other reports sent to stockholders generally.
     Any additional covenants of NHI with respect to a series of the debt securities will be set forth in the prospectus supplement relating thereto. The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby will have the right to waive the Company’s compliance with certain covenants in such indenture.
Events of Default, Notice and Waiver
     Each indenture will describe specific “events of default” with respect to any series of debt securities issued thereunder. Such “events of default” are likely to include (with grace and cure periods):
•	default in the payment of any installment of interest on any debt security of such series;
•	default in the payment of principal of (or premium, if any, on) any debt security of such series at its maturity;

•	default in making any required sinking fund payment for any debt security of such series;
•	default in the performance or breach of any other covenant or warranty of the Company contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for a specified period of days after written notice as provided in the applicable indenture;
•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any of its significant subsidiaries or their property; and
•	any other event of default provided in the supplemental indenture.
     If an event of default (other than pursuant to the fifth bullet point above) under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amounts may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences if all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in such indenture. If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.
     Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:
•	in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.
     Each trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders.
     Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the case of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.
     Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.
     The Company will be required to deliver periodically to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.
Modification of the Indenture
     It is anticipated that modifications and amendments of an indenture may be made by NHI and the trustee, with the consent of the holders of not less than a majority in principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of such debt securities affected thereby:
•	reduce the rate of or extend the time for payment of interest on any debt security;
•	reduce the principal of or extend the stated maturity of any debt security;
•	reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;
•	change the currency of payment on any debt security;
•	impair the right to receive payment of premium, if any, principal of and interest on such debt security on or after the due dates or to institute suit for the enforcement of any such payment on or with respect to any such debt security;
•	release any security that may have been granted in respect of the debt security;
•	reduce the above-stated percentage of holders of debt securities necessary to modify or amend the indenture; or
•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.
     The Company may amend the indenture without the consent of any holder of debt securities to:
•	cure any ambiguity, omission, defect or inconsistency;
•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;
•	provide for the assumption by a successor of our obligations under the indenture;
•	add guarantors with respect to the debt securities;
•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;
•	secure the debt securities;
•	add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer, the co-issuer or any guarantor;
•	make any change that does not adversely affect the rights of any holder;
•	add or appoint a successor or separate Trustee; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.
Subordination
     Upon any distribution to the Company’s creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior securities. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default in senior securities exists that permits the holders of such senior securities to accelerate their maturity and the default is the subject of judicial proceedings or NHI receives notice of the default. After all senior securities are paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the right of holders of senior securities to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of subordinated securities. If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated herein by reference will contain the approximate amount of senior securities outstanding as of the end of the Company’s most recent fiscal quarter.
Global Securities
     The debt securities of a series may be issued in whole or in part in global form (the “Global Securities”). The Global Securities will be deposited with a depository (the “Depository”), or with a nominee for a Depository, identified in the applicable prospectus supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.
     The specific material terms of the depository arrangement with respect to any portion of a series of debt securities to be represented by a Global Security will be described in the applicable prospectus supplement. NHI anticipates that the following provisions will apply to all depository arrangements.
     Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of persons that have accounts with such Depository (“participants”). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such debt securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through records maintained by the Depository for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the holders, NHI, the trustee and its agents will treat a person as the holder of such principal amount of debt securities as specified in a written statement of the Depository.
     Principal, premium, if any, and interest payments, if any, on debt securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security. None of NHI, the trustee or any paying agent for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     NHI expects that the depository for any debt securities represented by a Global Security, upon receipt of any payment of principal premium, if any, or interest will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. NHI also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants.
     If the Depository for any debt securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by us within 90 days, we will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more Global Securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the Global Security or Securities representing such debt securities.
     The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interest in debt securities represented by Global Securities.
Governing Law
     The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN PROVISIONS OF MARYLAND LAW AND NHI’S CHARTER AND BYLAWS
     The following paragraphs summarize certain provisions of Maryland law and of our charter and bylaws. This is a summary, and does not completely describe Maryland law, our charter or our bylaws. For a complete description, we refer you to the MGCL, our charter and our bylaws. We have incorporated by reference our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.
Transfer and Ownership Restrictions Relating to our Common and Preferred Stock
     We have restrictions on the ownership and transfer of our common and preferred stock in our charter that are intended to assist us in complying with the requirements to continue to qualify as a REIT. Our charter prohibits the beneficial ownership of shares of common or preferred stock in excess of the ownership limit and any attempted transfer in violation of the ownership limit is void.
     Our charter provides that any transfer that would cause NHI to be beneficially owned by fewer than 100 persons or would cause NHI to be “closely held” under the Internal Revenue Code of 1986, as amended (the “Code”) would be void. These limitations are referred to below as the “ownership limits.” For purposes of the ownership limit, shares are beneficially owned by the person who is the actual owner or who is treated as the owner of such shares, directly, indirectly or constructively under the Code.
     Any shares owned in violation of the ownership limit will be automatically converted into shares of “Excess Stock” under our charter effective as of the day before the transaction giving rise to the conversion. Our charter provides that, upon conversion, shares of Excess Stock will be deemed to be contributed into a trust held for the sole benefit of a tax exempt charitable organization designated by our board of directors. Shares of Excess Stock will carry the same voting rights and rights to distributions and dividends as the shares from which they were converted. However, any distributions or dividends paid on the shares of Excess Stock will be held in the trust and all voting rights with respect to the shares of Excess Stock may be exercised only by the trustee. The trustee may sell shares of Excess Stock provided that any such sale would not result in a violation of the ownership limitations. From the proceeds of such sale, the trustee is required to distribute to the record holder of such shares the lesser of (i) the price paid by the record owner for such shares (or, if no consideration was paid by such record owners, the average closing price for such shares for the ten trading days immediately preceding the date the record owner acquired such shares) or (ii) the proceeds receive by the trustee. All remaining proceeds will be distributed to the charitable beneficiary.
     We may purchase shares converted into Excess Stock for a price per share equal to the lesser of (i) the per share price paid by the record owner in the transaction that cause such shares to be converted into Excess Stock or (ii) the average closing price for such shares for the ten trading days immediately preceding the date NHI exercises its purchase right.
     Our board of directors has the power to permit persons to own shares in excess of the ownership limit (thereby becoming Excepted Holders) provided that the board believes that

NHI’s REIT status will not be jeopardized and any such persons enter into excepted holder agreements with us.
     Effective May 12, 2008, we entered into Excepted Holder Agreements with W. Andrew Adams and certain members of his family. These written agreements are intended to restate and replace the parties’ prior verbal agreement. A separate agreement was entered into with each of the spouse and children of Dr. Carl E. Adams and others within Mr. W. Andrew Adams’ family. We needed to enter into such an agreement with each family member because of the complicated ownership attribution rules under the Code. These agreements permit the “Excepted Holders” to own stock in excess of 9.9% up to the limit specifically provided in the individual agreement and not lose rights with respect to such shares. However, if the stockholder’s stock ownership exceeds the limit then such shares in excess of the limit become Excess Stock. The Excess Stock classification remains in place until the stockholder no longer exceeds the threshold limit specified in the agreement. The purpose of these agreements is to ensure that NHI does not violate the prohibition against a real estate investment trust being closely held.
     Based on the Excepted Holder Agreements currently outstanding the ownership limit for all other stockholders is approximately 7.5%. Our charter gives our board of directors broad powers to prohibit and rescind any attempted transfer in violation of the ownership limits.
     Upon demand by us, each stockholder must disclose such information with respect to direct and indirect ownership of stock owned (or deemed to be owned after applying the rules applicable to REITs under the Code) as our board of directors deems reasonably necessary in order that we may fully comply with the REIT provisions of the Code. Proposed transferees of stock must also satisfy the board, upon demand, that such transferees will not cause us to fall out of compliance with such provisions.
Election of Directors
     Our bylaws provide that our board of directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than three nor more than nine. The directors are divided into three classes (Class A, Class B and Class C), with directors in each class serving for three-year terms and only one class up for election each year. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the class of our directors that are up for election at such annual meeting. A vacancy which arises through the death, resignation or removal of a director or as a result of an increase in the number of directors may be filled by a majority vote of the entire board of directors, and a director so elected shall serve until the next annual meeting of stockholders and until a successor is duly elected and qualified.
     Our bylaws provide that nominations of persons for election to our board of directors may be made only:
•	by, or at the direction of, a majority of our board of directors or a duly authorized committee thereof; or

•	by a stockholder who was a stockholder at the time the notice of meeting was given and is entitled to vote at the meeting and who has complied with the advance notice procedures, including the minimum time period, described in the bylaws.
Removal of Directors
     Our charter does not vary the default provisions of the MGCL regarding the removal of directors. Accordingly, the stockholders may remove any director, with cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors, except that if the stockholders of any class or series are entitled separately to elect one or more directors, a director elected by a class or series may not be removed without cause except by the affirmative vote of a majority of all the votes of that class or series. A director may not be removed without cause.
Business Combination Provisions
     Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of our outstanding voting stock (an “Interested Stockholder”) or any affiliate thereof must be: (a) recommended by our board of directors; and (b) approved by the affirmative vote of at least (i) 80% of our outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, NHI’s common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a business combination with us for a period of five years following the date of becoming an Interested Stockholder. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to a person’s becoming an Interested Stockholder.
Control Share Acquisitions
     The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers and directors who are employees of NHI. “Control shares” are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote in the election of directors within any of the following ranges of voting power: (i) 10% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, NHI may itself present the question at any stockholders’ meeting.
     Subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for “fair value” determined, without regard to voting rights, as of the date of the last control shares acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control shares acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter’s rights do not apply in the context of control share acquisition.
     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to the acquisitions approved or excepted by our charter or bylaws prior to a control share acquisition.
     The limitation on ownership of stock set forth in our charter, as well as Maryland business combination and control share acquisition statutes, could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.
Duties of Directors with Respect to Unsolicited Takeovers
     Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland business combination or control share acquisition statutes described above, or (c) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.
Unsolicited Takeovers
     Under Maryland law, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the board of directors into three classes with staggered terms of three years each and vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions relating to unsolicited takeovers also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.
     An election to be subject to any or all of the foregoing statutory provisions may be made in our charter or bylaws, or by resolution of our board of directors without stockholder approval. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our charter or bylaws provide to the contrary. Neither our charter nor our bylaws provides that we are subject to any of the foregoing statutory provisions relating to unsolicited takeovers. However, our board of directors could adopt a resolution, without stockholder approval, to elect to become subject to some or all of these statutory provisions.
Amendments to our Charter
     Provisions of our charter on business combinations, the number of directors and certain ownership restrictions may be amended only if approved by our board of directors and by our stockholders by the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter. Other amendments to our charter require approval by our board of directors and approval by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.
Amendments to our Bylaws
     To the fullest extent permitted by the MGCL, our board of directors shall have the power at any annual, regular or special meeting (with appropriate notice), to alter or repeal any of our bylaws and to make new bylaws. Our stockholders shall have the power at any annual or special meeting (with appropriate notice), with the approval of stockholders holding more than two-thirds of all outstanding shares of our capital stock, to alter or repeal any of our bylaws and to make new bylaws.
Dissolution of NHI
     Our dissolution must be approved by our board of directors by a majority vote of the entire board and by our stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast by our stockholders on the matter.
Antitakeover Provisions
     The ownership limitations as well as the other charter and bylaws provisions and applicable Maryland Law, may delay, defer or prevent a transaction of a change of control that might have a premium price for our common stock or other equity interests or rights convertible into our common stock, or might otherwise be in the best interest of our stockholders.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
Introduction
     The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to a prospective holder of our common stock. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering of preferred stock or debt securities.
     This summary and the tax opinion of Harwell Howard Hyne Gabbert & Manner, P.C. are based upon the Code, the regulations promulgated by the U.S. Department of the Treasury (the “Treasury”), rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.
     Harwell Howard Hyne Gabbert & Manner, P.C. has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of our common stock. The discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state or local tax considerations. It also does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a prospective stockholder in light of his particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations and individuals not citizens or residents of the United States) who are subject to special treatment under the U.S. federal income tax laws.
     No Rulings
     No rulings have been issued by, or will be sought from, the IRS, or from any other taxing authority, as to any of the matters described in this prospectus. In the absence of any such rulings, no assurances can be given that the IRS will agree with this discussion. No assurance can be offered that the law will not change adversely, that the assumptions underlying the following discussion and opinions will prove to be accurate, or that the courts will agree with the tax consequences described below in the event of a challenge by the IRS.
     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN NHI, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP OR SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

U.S. Federal Taxation of NHI as a REIT
     General
     We have elected to be taxed as a REIT under sections 856 through 860 of the Code, and since our formation, have filed our federal income tax return as a REIT. We believe that we have met the requirements for qualification and taxation as a REIT since our initial REIT election in 1991, and we expect to qualify as such for each of our taxable years. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various qualification tests and organizational requirements imposed under the Code, as discussed below, including qualification tests based on NHI’s assets, income, distributions and stock ownership.
     However, we have received a tax opinion from Harwell Howard Hyne Gabbert & Manner, P.C. stating that, (i) since the commencement of our taxable year which began January 1, 2009 through the tax year ending December 31, 2009 we have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code and our current method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to be organized and to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations, provided that we continue to operate in accordance with certain assumptions and representations made by us to Harwell Howard Hyne Gabbert & Manner, P.C. It must be emphasized that this opinion is based on various assumptions and on our representations concerning our organization and operations, including an assumption that we qualified as a REIT at all times from July 24, 1991 through December 31, 2008, and including representations regarding the nature of our assets and the conduct and method of operation of our business. The opinion cannot be relied upon if any of those assumptions and representations later prove incorrect or the facts otherwise vary from those relied on by Harwell Howard Hyne Gabbert & Manner, P.C. in rendering the opinion. Moreover, the legal opinion speaks only as to our tax status for the taxable year beginning January 1, 2009 and ending December 31, 2009. Our continued qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, the various REIT qualification tests imposed under the Code, including qualification tests based on NHI’s assets, income, distributions and stock ownership, the results of which will not be reviewed by Harwell Howard Hyne Gabbert & Manner, P.C. Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. Additional information regarding the risks associated with our failure to qualify as a REIT is set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference.
     The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and our stockholders.
     So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. Notwithstanding our election, however, we will be subject to federal corporate income tax in certain circumstances, including but not limited to the following:

          (1) We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.
          (2) We could be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
          (3) If we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.
          (4) If we have net income from prohibited transactions (which are, in general, certain sales or other taxable dispositions of property (other than foreclosure property) held as inventory primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.
          (5) If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but otherwise maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (ii) the amount by which 95% of our gross income (90% for our taxable years ended on or prior to December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.
          (6) If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we may nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.
          (7) If we fail to distribute at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year, and (iii) any ordinary income and capital gain net income from prior years during each calendar year, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.
          (8) If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable regulations are either made or forgone by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred. This is the “Built-in Gains Tax.”
          (9) We will be subject to a tax equal to 100% of the amount of redetermined rents, redetermined deductions and excess interest, if we were ever to own an interest in a taxable REIT subsidiary. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of NHI. Redetermined deductions are deductions (other than redetermined rents) the amount of which would otherwise be decreased on distribution, apportionment or allocation to clearly reflect income between the REIT and a taxable REIT subsidiary of NHI. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to us to the extent that the interest payments exceed a commercially reasonable rate. We currently do not own an interest in a taxable REIT subsidiary, but may do so in the future.
          (10) If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.
          (11) If we fail to comply with the requirements to send annual letters to certain stockholders requesting information regarding the actual ownership of our outstanding stock and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.
     Requirements for Qualification
     The Code defines a REIT as a domestic corporation, trust or association:
     (1) that is managed by one or more trustees or directors;
     (2) that issues shares that are evidenced by transferable shares or by transferable certificates of beneficial interest;
     (3) that would be taxable as a domestic corporation but for the special provisions of the Code applicable to REITs;
     (4) that is not a financial institution or an insurance company as defined by the Code;
     (5) that is beneficially owned by 100 or more persons;
     (6) that is not closely held, that is not more than 50% in value of the REIT’s outstanding stock is owned, directly or indirectly, by five or fewer individuals (as specially defined in the Code to include certain entities); and
     (7) that meets other tests, discussed below, regarding the nature of its income and assets and the amount of its distributions.

     The Code provides that conditions (1) through (4) must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year, and that condition (6) must be met during the last half of each taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT.
     We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter documents provide for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in the section “Transfer and Ownership Restrictions Relating to our Common and Preferred Stock” above. Where appropriate, we have entered into certain Excepted Holder Agreements that allow certain stockholders to exceed certain charter limits while minimizing the risk that we will fail to satisfy the share requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify” below.
     In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.
     Ownership of Interests in Partnerships and Limited Liability Companies
     We own and operate one or more properties through partnerships and limited liability companies. Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands, including for purposes of satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. A brief summary of the rules governing the United States federal income taxation of partnerships and their partners is included below in “—Tax Aspects of the Partnerships.” The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.
     We have direct or indirect control of all partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT.

     Ownership of Interests in Qualified REIT Subsidiaries
     We may, from time to time, own interests in subsidiary corporations. We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for United States federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the United States federal tax requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay United States federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below in “—Asset Tests.”
     Income Tests
     In order to maintain qualification as a REIT, two gross income requirements must be satisfied annually:
          (1) at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, mortgage interest) or from certain types of temporary investments; and
          (2) at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions entered into after January 1, 2005, and certain foreign currency gains recognized after July 30, 2008) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, qualified temporary investment income or from any combination of the foregoing.
     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our return, and if any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.
     Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:
          (1) The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales.
          (2) We do not, or an actual or constructive owner of 10% or more of our capital stock, does not, actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant, unless such tenant is our taxable REIT subsidiary and certain other conditions are met. In rendering its opinion relative to our qualification as a REIT, Harwell Howard Hyne Gabbert & Manner, P.C. has noted that the uncertainty of the application of the attribution rules at any point in time makes uncertain the determination that all or the requisite percentages of rents received by us from tenants that are publicly owned entities, such as NHC, are “rents from real property” within the meaning of the Code; and, in rendering such opinion, Harwell Howard Hyne Gabbert & Manner, P.C. has relied upon the belief of management that we have not owned directly or by attribution at any time 10% or more of the outstanding ownership interests in any tenant. If the rents received do not so qualify, we might not qualify as a REIT unless the relief provisions described below are determined to be available. Management of NHI has carefully reviewed the ownership of NHC and of each other tenant and of our common stock with the foregoing attribution rules in mind and, to the best of its knowledge, we do not own directly or by attribution 10% or more of the outstanding ownership interests in any tenant, including NHC.
          (3) Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent we receive under the lease. If this condition is not met, then the portion of rent attributable to the personal property will not qualify as “rents from real property.”
          (4) In general, if we furnish or render services to our tenants, other than through a taxable REIT subsidiary or an “independent contractor” who is adequately compensated and from whom we do not derive revenue, the income received from the tenants may not be deemed “rents from real property.” We may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, we may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as our income from the services does not exceed 1% of our income from the related property. We have not provided services to leased properties that have caused rents to be disqualified as rents from real property, and in the future, we intend that any services provided will not cause rents to be disqualified as rents from real property. Inasmuch as our leases are triple-net leases, it is not anticipated that we will be required to provide any services to NHC or other lessees, as tenant of the Health Care Facilities, or to manage or operate the Health Care Facilities.
     We generally do not intend to receive rent that fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.
     Hedging Transactions.
     Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of either the 75% or 95% gross income test, and therefore will be exempt from these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations. Real estate liability hedging transactions entered into on or before July 30, 2008, however, will likely generate nonqualifying income for purposes of the 75% gross income test, and foreign currency hedges entered into on or before July 30, 2008, will likely generate nonqualifying income for purposes of both the 75% and 95% gross income tests. Moreover, income from any hedging transaction not described above will likely continue to be treated as nonqualifying for both the 75% and 95% gross income test.
     The Treasury has the authority to determine whether any item of income or gain recognized after July 30, 2008, which does not otherwise qualify under the 75% or 95% gross income tests, may be excluded as gross income for purposes of such tests or may be considered income that qualifies under either such test.
     We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued. We are only eligible for such relief provisions if our failure to meet the tests was due to reasonable cause and not due to willful neglect, and in any such case, we will be subject to a penalty tax.
     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.
     Prohibited Transaction Income
     Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least four years (shortened to two years for sales after July 30, 2008) for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the four years preceding the sale (shortened to two years for sales after July 30, 2008) are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure and other than certain involuntary conversions) in the year of sale or (b) (x) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or for sales after July 30, 2008, the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, in each case excluding sales of foreclosure property and involuntary conversions, and (y) substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. We intend to own our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with our investment objectives, and we believe that we have complied with the safe-harbor provisions and will attempt to so comply in the future. However, the IRS may successfully contend that some of our sales are prohibited transactions, in which case we would be required to pay the 100% penalty tax on the gains resulting from any such sales.
     Asset Tests
     At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets.
     First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and other entities treated as partnerships for United States federal income tax purposes in which we own an interest, must be represented by real estate assets, cash, cash items and certain government securities. For purposes of this test, the term “real estate assets” generally means real property

(including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.
     Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.
     Third, of the investments included in the 25% asset class, the value of any one corporate issuer’s securities owned by each REIT may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total voting power or total value of one corporate issuer’s outstanding securities. For this purpose, certain investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries are not counted in the 25% asset class. Further, in the case of the 10% value test, securities satisfying the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt” and securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT are not included. Certain other types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.
     Fourth, commencing with our taxable years beginning on or after January 1, 2009, not more than 25% (20% for taxable years beginning on or after January 1, 2001 and ending on or before December 31, 2008) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.
     The asset tests described above must generally be met for each quarter of our taxable year. The foregoing 5% and 10% limitations do not apply to the securities of a taxable REIT subsidiary. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values unless we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company which owns such securities), or acquire other assets. Additionally, if we acquired securities of other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we will have the 30 days following the close of each quarter of our taxable year during which we can cure the problem causing us to fail one or all of the above asset tests by disposing of sufficient nonqualifying assets with such 30-day “cure period.” We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within 30 days after the close of any calendar quarter as may be required to cure any noncompliance.
     Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.
     Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would cease to qualify as a REIT. See “—Failure to Qualify” below.
     Taxable REIT Subsidiary
     A REIT may directly or indirectly own stock in a taxable REIT subsidiary. A taxable REIT subsidiary may be any corporation in which we directly or indirectly own stock and where both NHI and the subsidiary make a joint election to treat the corporation as a taxable REIT subsidiary, in which case it is treated separately from us and will be subject to federal corporate income taxation. Our stock, if any, of a taxable REIT subsidiary is not subject to the l0% or 5% asset tests. Instead, the value of all taxable REIT subsidiary securities owned by us cannot exceed 25% of the value of our assets. We do not currently own an interest in a taxable REIT subsidiary, but may do so in the future. If we do, any taxable REIT subsidiary we own or in which we have an interest will be subject to federal corporate income taxation.
     Annual Distribution Requirements
     NHI, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income over 5% of our “REIT taxable income.”

     For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveling of stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.
     In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.
     Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to our existing stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. The stockholders may be entitled to a tax credit for any tax paid by each REIT on undistributed net capital gains. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any ordinary income and capital gain net income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.
     We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. Further, we believe that our cash flow will generally exceed our REIT taxable income, and therefore, we anticipate that we will generally have sufficient cash or liquid assets to satisfy the distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions (such as depreciation). If these timing differences occur, we may be required to borrow funds or sell assets to pay cash dividends or we may be required to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.
     Under recent IRS guidance that applies to publicly traded REITs, we may declare a distribution with respect to a taxable year ending on or before December 31, 2011 that is payable, at the election of each stockholder, either in the form of cash or newly issued shares of our common stock of equivalent value. The IRS guidance allows the amount of cash to be distributed in the aggregate to all stockholders to be limited to not less than 10% of the aggregate declared distribution, with a proration mechanism applying if too many stockholders elect to receive cash. In such circumstances, the stockholders who actually receive shares of common stock would be treated for federal income tax purposes as if they had received the distribution in cash, so that our stockholders would recognize dividend income, and we would be permitted to take a dividends paid deduction, to the extent the distribution does not exceed our current or accumulated earnings and profits.
     We may also entitled to deduct “consent dividends” in determining our taxable income, and consent dividends also count in meeting the 90% distribution requirement described above. Consent dividends are not actual cash distributions, but rather are amounts which the holders of our common stock consent, for U.S. federal income tax purposes, to be treated as having received in a fictional distribution on the last day of our taxable year and then recontributed to the capital of the corporation.
     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and penalties, if any, to the IRS based upon the amount of any deduction taken for deficiency dividends.
     Failure to Qualify
     Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders in any year in which we fail to qualify will be taxable as ordinary income, and if the stockholder is an individual, the preferential tax rates for dividends from C corporations under the Jobs and Growth Relief Reconciliation Act of 2003 will apply, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Determination as to whether we would be entitled to such statutory relief is based on all facts and circumstances.

     Tax Aspects of the Partnerships
     We own, directly or indirectly, interests in various partnerships and limited liability companies which are treated as partnerships or disregarded entities for United States federal income tax purposes and may own interests in additional partnerships and limited liability companies in the future. Our ownership interests in such partnerships and limited liability companies involve special tax considerations. These special tax considerations include, for example, the possibility that the IRS might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships or disregarded entities, as opposed to associations taxable as corporations, for United States federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “U.S. Federal Taxation of NHI as a REIT—Asset Tests” and “U.S. Federal Taxation of NHI as a REIT —Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.
     Treasury regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not organized or otherwise required to be treated as a corporation (an “eligible entity”) may elect to be taxed as a partnership or disregarded entity for United States federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for United States federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership or disregarded entity for United States federal income tax purposes unless it elects otherwise. The partnerships and limited liability companies in which we own an interest intend to claim classification as partnerships or disregarded entities under these Treasury regulations. As a result, we believe that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for United States federal income tax purposes.
Taxation of Stockholders
     The following summary describes certain of the United States federal income tax consequences of owning and disposing of our stock.
     Taxable U.S. Stockholders Generally
     If you are a “U.S. holder,” as defined below, this section or the section entitled “Tax-Exempt Stockholders” applies to you. Otherwise, the section entitled “Non-U.S. Stockholders” applies to you. A “U.S. holder” is a beneficial holder of our capital stock or debt securities who is: (1) an individual citizen or resident of the United States; (2) a corporation incorporated in the United States; (3) limited liability company or other entity taxable as a corporation for United

States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (4) an estate the income of which is subject to United States federal income taxation regardless of its source; or (5) a trust that (a) is subject to the primary supervision of a United States court and the control of one or more United States persons or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
     A “non-U.S. holder” is a beneficial holder of shares of our common stock who is not a U.S. holder.
     If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership as a U.S. person will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.
     Distributions Generally
     As long as NHI qualifies as a REIT, distributions made to our taxable stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Dividends will not generally be eligible to be taxed at the preferential tax rates as qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations pursuant to the Jobs and Growth Relief Reconciliation Act of 2003 for taxable years 2003 through 2010, subject to three narrow exceptions. First, dividends from a REIT may be treated as qualified dividend income to the extent the REIT received qualified dividends from other corporations. Second, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the excess of: (i) the sum of REIT’s “REIT taxable income” for the preceding taxable year and the income subject to tax under the regulations regarding built-in gains, over (ii) the sum of the taxes imposed on REIT’s “REIT taxable income” for the preceding year and the tax imposed on the REIT under the regulations regarding built-in gains. Third, dividends received from a REIT may be treated as “qualified dividend income” to the extent attributable to earnings and profits accumulated in non-REIT taxable years. Because we have always operated as a REIT, we should not have any non-REIT accumulated earnings and profits from which to pay dividends. Further, we do not expect to receive a material amount of dividends from taxable REIT subsidiaries or from other taxable corporations nor we do not expect to pay a material amount of federal income tax on undistributed REIT taxable income or a material amount of Built-in Gains Tax. Therefore, as long as we qualify as a REIT, distributions made to our non-corporate U.S. holders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income (except, in the case of non-corporate shareholders who meet certain holding period requirements, to the limited extent that one of the foregoing exceptions applies).
     Any dividend declared by us in October, November or December of any year and payable to stockholders of record on a specific date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.
     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of NHI. However, we generally are allowed to carry over such losses for potential offset against our future income, subject to certain limitations.
     Capital Gain Dividends
     Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his shares. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will be treated as gain from the sale of the shares (which gain will be capital gain, assuming the shares are a capital asset in the hands of the stockholders and will be long-term or short-term capital gain depending on how long the stockholder has held the shares). For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock. U.S. holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.
     Retention of Net Capital Gains
     A REIT may elect to retain and pay income tax on net long-term capital gains it received during the tax year, in which case each of our stockholders must include in his income (as long-term capital gains) his proportionate share of our undistributed long-term capital gains in his return for his taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable. Further, each stockholder is deemed to have paid the REIT capital gains tax on his share of the undistributed capital gain, which is either credited or refunded to the stockholder when he files his individual tax return. In addition, the tax basis of the stockholder’s stock would be increased by his or her proportionate share of the undistributed net capital gains included in his or her income, less his or her proportionate share of the income tax imposed on us with respect to such gains. If a tax-exempt shareholder is deemed to have paid tax on an undistributed capital gain, the shareholder may file a claim for refund.
     In general, any loss upon a sale or exchange of shares of capital stock of NHI by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent the holder already received distributions from us that are required to be treated by such stockholder as long-term capital gains.
     Passive Activity Losses and Investment Interest Limitations
     Distributions we make and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
     Alternative Minimum Tax
     For purposes of computing each stockholder’s alternative minimum taxable income, certain of our “differently treated items” for each taxable year (for example, differences in computing depreciation deductions for regular tax purposes and alternative minimum tax purposes) may be apportioned to our stockholders in accordance with section 59(d)(1)(A) of the Code.
     Dispositions of Our Stock
     If a U.S. holder, other than a dealer in securities, sells or disposes of shares of our stock to a person other than us, he will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the U.S. holder has held the stock for more than one year at the time of such sale or disposition. If, however, a U.S. holder recognizes loss upon the sale or other disposition of our stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.
     Redemptions of Our Stock
     If we make a cash redemption of shares of our stock, any amounts paid in redemption will be treated under section 302 of the Code as a distribution taxable as a dividend (to the extent of current and accumulated earnings and profits) at ordinary income rates unless the redemption results in the stockholder’s interest in NHI being completely terminated, or the redemption is not essentially equivalent to a dividend, as set forth in section 302(b) of the Code, and is therefore treated as a sale or exchange of the redeemed shares. The determination as to whether any of these tests of section 302(b) of the Code will be satisfied with respect to any particular holder of our stock depends upon the facts and circumstances at the time of such redemption. Accordingly, current or prospective holders of stock are advised to consult their own tax advisors to determine the tax treatment of the redemption of their stock at the time of the redemption.
     If a redemption of shares of preferred stock of a stockholder is treated as a taxable sale or exchange, the stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of current and accumulated earnings and profits) and (2) the stockholder’s adjusted basis in the shares of the preferred stock for tax purposes. This gain or loss will be capital gain or loss if the shares of preferred stock have been held as a capital asset and will be long-term gain or loss if such shares have been held for more than one year.
     If a redemption of shares of our stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the stockholder. The stockholder’s adjusted basis in the redeemed shares of our stock for tax purposes will be transferred to the stockholder’s remaining shares of capital stock, if any.
     Tax Rates
     Dividends received from REITs, generally will be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2010), except as discussed below. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and our dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distributed taxable income that we retained and paid tax on in the prior taxable year), or to dividends properly designated by us as “capital gain dividends.” The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.
     Information Reporting and Backup Withholding
     We will report to our stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s regular federal income tax liability.
     State Taxes
     NHI and its stockholders may be subject to state and local taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state and local tax treatment of NHI and that of our stockholders may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.
Tax-Exempt Stockholders
     Dividend income from us and gain arising upon a sale of shares of our stock generally should not be unrelated business taxable income to a tax-exempt holder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt holder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.
     For tax-exempt holders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from United States federal income taxation under sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
     Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our holders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.
Non-U.S. Stockholders
     The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. holder in light of his particular circumstances and does not address any state, local or foreign tax consequences. We urge non-U.S. holders to consult their tax advisors to determine the impact of United States federal, state, local and foreign income tax laws on the acquisition, ownership, and disposition of shares of our stock, including any reporting requirements.

     Distributions Generally
     Distributions (including certain stock dividends) that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividend or retained capital gain will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the non-U.S. holder’s adjusted basis in our stock, but rather will reduce the non-U.S. holder’s adjusted basis of such common stock. To the extent that these distributions exceed a non-U.S. holder’s adjusted basis in our stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.
     For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. As a result, except with respect to certain distributions attributable to the sale of United States real property interests described below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. holder unless: (1) a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or (2) the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.
     However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests
     Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless: (1) the investment in our stock is treated as effectively connected with the non-U.S. holder’s United States trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
     Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 35% (or 15% to the extent provided in Treasury regulations) of any distribution to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided in Treasury regulations) of a distribution to the non-U.S. holder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated in the same manner as ordinary dividend distributions.
     Sale of Our Stock
     Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally will not be subject to United States federal income taxation unless such stock constitutes a United States real property interest within the meaning of FIRPTA. Our stock will not constitute a United States real property interest so long as we are a domestically-controlled qualified investment entity. As discussed above, a domestically-controlled qualified investment entity includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we have been a “domestically-controlled qualified investment entity.” Even if we have been a “domestically-controlled qualified investment entity,” because our capital stock is publicly traded, no assurance can be given that we will continue to be a “domestically-controlled qualified investment entity.”
     Notwithstanding the foregoing, gain from the sale or exchange of our stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in our stock is treated as effectively connected with the non-U.S. holder’s United States trade or business or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In general, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of United States real property interest if the non-U.S. holder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire other shares of our stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). Non-U.S. holders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our stock.
     Even if we do not qualify as a “domestically-controlled qualified investment entity” at the time a non-U.S. holder sells or exchanges our stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if: (1) our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and (2) such non-U.S. holder owned, actually and constructively, 5% or less of our stock throughout the five-year period ending on the date of the sale or exchange.
     If gain on the sale or exchange of our stock were subject to United States taxation under FIRPTA, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if our stock is not then traded on an established securities market, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. If amounts withheld on a sale, redemption, repurchase, or exchange of our stock exceed the holder’s substantive tax liability resulting from such disposition, such excess may be refunded or credited against such non-U.S. holder’s United States federal income tax liability, provided that the required information is provided to the IRS on a timely basis. Amounts withheld on any such sale, exchange or other taxable disposition of our stock may not satisfy a non-U.S. holder’s entire tax liability under FIRPTA, and such non-U.S. holder remains liable for the timely payment of any remaining tax liability.
     Backup Withholding Tax and Information Reporting
     Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.
     Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person.
     Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

     Recently Enacted Legislation Relating to Foreign Accounts
     On March 18, 2010, the President signed the Hiring Incentives to Restore Employment Act into law. Effective for payments made after December 31, 2012, this law imposes a 30% U.S. federal withholding tax on distributions and the gross proceeds of sale in respect of our shares of common stock to a foreign financial institution or non-financial foreign entity, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on the ownership and disposition of our common stock.
Taxation of the Leases
     The availability to us of, among other things, depreciation on the Health Care Facilities will depend upon the treatment of us as the owner of the Health Care Facilities and the classification of our leases as true leases, rather than, for example, financing transactions for federal income tax purposes. Based on a number of recent court decisions, whether we will be treated as the owner of the Health Care Facilities and whether each lease will constitute a true lease for federal income tax purposes will be determined by reference to the facts and circumstances.
     No assurances can be given that the IRS will not successfully challenge our status as the owner of the Health Care Facilities and the status of each lease as a true lease. For example, the IRS could take the position that NHC’s original contribution of the real property in 1991 and leaseback of the Health Care Facilities by NHC constituted a financing transaction in which NHC is the owner and NHI is merely a secured creditor. In such event, we would not be entitled to claim depreciation with respect to any facility subject to the lease. As a consequence, we might lack sufficient cash or liquid assets to meet the Distribution Requirement, or if the requirement were met, a larger percentage of distributions from us in a particular year would constitute ordinary dividend income instead of a partial return of capital to our stockholders.
State and Local Taxes
     NHI and its stockholders may be subject to state or local taxation in various states or local jurisdictions, including those in which they transact business or reside. Moreover, the tax treatment in such jurisdictions may differ from the federal income tax treatment. For instance, while some states recognize the status of REITs as corporations and permit them to substantially eliminate corporate-level taxation via deductible distributions, other states may not. Each prospective investor should therefore consult with his own tax advisor as to the actual or potential impact of federal, state and local taxation on holding our common stock.

Taxation of Holders of Debt Securities
     Some of the debt securities which may be issued pursuant to an applicable prospectus supplement may be convertible into our capital stock. The conversion of any such convertible debt securities solely into stock is treated as a nontaxable event (except as to cash received in lieu of fractional shares), even though the value of the stock received may exceed the basis of the convertible debt securities surrendered. Neither the holder nor NHI recognizes gain or loss on the exchange. As generally is the case in other nonrecognition transactions, the holder’s basis and holding period in the convertible debt securities carry over and become the holder’s basis and holding period in the stock. Therefore, after conversion of the convertible debt securities, the debt security holder would become a stockholder, and the federal income tax consequences described above would generally apply. A holder of such convertible debt securities will generally recognize taxable gain or loss on cash received in lieu of a fractional share of stock, generally in an amount equal to the difference between the amount of cash received and the holder’s basis in such fractional share. Such gain or loss will generally be capital gain or loss if the fractional share is a capital asset in the hands of the holder.
     A holder of debt securities will be required to report as income for federal income tax purposes interest earned on such debt securities in accordance with the holder’s method of tax accounting. A holder of debt securities using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues, while a cash basis holder must include interest in ordinary income when interest payments are received (or made available for receipt) by such holder.
     In addition, adjustment to any convertible debt securities’ conversion price could in certain circumstances result in constructive distributions that could be taxable as dividends under the Code to holders of such convertible debt securities or stock of NHI.
Investors Should Seek Their Own Tax Advice
     The preceding is a brief summary of the tax considerations potentially affecting NHI and its stockholders. This discussion is based on the current state of the law, which is subject to legislative, administrative or judicial actions. Moreover, the discussion does not fully address consideration that may adversely affect the treatment of certain prospective investors (such as corporations, foreign and tax-exempt investors). In these circumstances, and particularly because the ultimate tax impact may vary depending upon the personal circumstances of each investor, ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX ASPECTS OF OWNING AND DISPOSING OF COMMON STOCK, PREFERRED STOCK OR DEBT SECURITIES OF NHI.
ERISA CONSIDERATIONS
     NHI intends to conduct its affairs so that its assets will not be deemed to be “plan assets” of any individual retirement account, employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or other qualified retirement plan subject to Section 4975 of the Code which acquires its securities. The Company believes that, under present law, its distributions do not create so called “unrelated business taxable income” to tax exempt entities such as pension trusts, subject, however, to special rules which apply to pension trusts holding more than 10% of the securities.
PLAN OF DISTRIBUTION
     We may offer and sell the securities from time to time as follows:
•	through agents;

•	to or through dealers or underwriters;

•	directly to other purchasers; or

•	through a combination of any of these methods of sale.
     In addition, the securities may be issued as a dividend or distribution or in a subscription rights offering to existing holders of securities. In some cases, we may also repurchase securities and reoffer them to the public by one or more of the methods described above.
     The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at prices determined by an auction process; or

•	at negotiated prices.
     We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.
     From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.
     We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.
     If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. Additionally, before the expiration date for the subscription rights, the standby underwriters may offer the securities, including securities they may acquire through the purchase and exercise of subscription rights, on a when-issued basis at prices set from time to time by them. After the expiration date, the standby underwriters may offer the securities, whether acquired under the standby underwriting agreement, on exercise of subscription rights or by purchase in the market, to the public at prices to be determined by them. Thus, standby underwriters may realize profits or losses independent of the underwriting discounts or commissions we may pay them. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any dealer-manager we retain may acquire securities by purchasing and exercising the subscription rights and resell the securities to the public at prices it determines. As a result, a dealer-manager may realize profits or losses independent of any dealer-manager fee paid by us.
     We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The third parties with whom we may enter into contracts of this kind may include banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations and will include information about any commissions we may pay for soliciting these contracts.
     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

     Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.
     The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, NHI and its subsidiaries in the ordinary course of business.
     In compliance with guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus. It is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.
VALIDITY OF SECURITIES
     Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Harwell Howard Hyne Gabbert & Manner, P.C. Any underwriters will be advised about other issues relating to any transaction by their own legal counsel.
EXPERTS
     The consolidated financial statements and schedules as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of issuance and distribution.
     The estimated expenses in connection with this offering are estimated as follows:

SEC Registration Fee	$	*
Blue Sky fees and expense		+
Legal fees and expenses		+
Accounting fees and expenses		+
Transfer agent and listing fees		+
Miscellaneous		+

Total	$	+

*	Deferred in accordance with Rule 456(b) and 457(r).

+	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnifications of directors and officers.
     Our charter provides that we shall, to the full extent permitted by the MGCL, indemnify present and former directors of NHI. Our charter also provides that we shall have the power to indemnify, by express provision in our bylaws, by agreement, or by majority vote of either our stockholders or disinterested directors, any one or more of the following classes of individuals: (1) present or former officers, (2) present or former agents and/or employees, (3) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation, or other employee benefit plan maintained by NHI, and (4) persons serving or who have served at our request in any of these capacities for any other corporation, partnership, joint venture, trust or other enterprises.
     Article VII of our bylaws provides that we shall provide to all persons elected or appointed as an officer of NHI indemnification on account of matters resulting in their capacity as an officer to the full extent permitted by our charter.
     The MGCL presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of our charter do not limit the ability of us or our stockholders to obtain other relief, such as injunction or rescission.
     However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by such corporation as authorized by the MGCL and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by such corporation if it shall ultimately be determined that the standard of conduct was not met.
     Section 2-418 of the MGCL requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Section 2-418 of the MGCL generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

Item 16.	Exhibits.

Exhibit
Number	Description of Exhibits
1	Form of Underwriting Agreement (1)

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form S-11 Registration Statement No. 33-41863)

4.2	Amendment to Articles of Incorporation dated as of May 1, 2009 (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed March 23, 2009)

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to Form S-11 Registration Statement No. 33-41863)

4.4	Form of Senior Indenture

4.5	Form of Subordinated Indenture

Exhibit
Number	Description of Exhibits
4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 39 to Form S-11 Registration Statement No. 33-41863)

4.7	Form of Certificate of Designations of Preferred Stock (1)

5	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

8	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C. regarding tax matters

12	Statement regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in opinion filed as Exhibit 5)

23.3	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in opinion filed as Exhibit 8)

24	Power of Attorney (included on signature page hereto)

25	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939 (to be filed in accordance with Rule 305(b)(2) of the Trust Indenture Act of 1939) (1)

(1)	To be filed by amendment or incorporated by reference when required in connection with the offering of securities.

Item 17.	Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murfreesboro, State of Tennessee, on May 28, 2010.

NATIONAL HEALTH INVESTORS, INC.
/s/ J. Justin Hutchens
J. Justin Hutchens
President and Chief Operating Officer

POWER OF ATTORNEY
     Each person whose signature appears below appoints W. Andrew Adams and J. Justin Hutchens, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement thereto pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ W. Andrew Adams W. Andrew Adams	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 28, 2010

/s/ J. Justin Hutchens J. Justin Hutchens	Director, President and Chief Operating Officer	May 28, 2010

/s/ Roger R. Hopkins Roger R. Hopkins	Chief Accounting Officer (Principal Accounting Officer)	May 28, 2010

/s/ Robert A. McCabe, Jr. Robert A. McCabe, Jr.	Director	May 28, 2010

/s/ Robert T. Webb Robert T. Webb	Director	May 28, 2010

Ted H. Welch	Director	May 28, 2010

Exhibit Index

Exhibit
Number	Description of Exhibits
1	Form of Underwriting Agreement (1)

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form S-11 Registration Statement No. 33-41863)

4.2	Amendment to Articles of Incorporation dated as of May 1, 2009 (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed March 23, 2009)

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to Form S-11 Registration Statement No. 33-41863)

4.4	Form of Senior Indenture

4.5	Form of Subordinated Indenture

4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 39 to Form S-11 Registration Statement No. 33-41863)

4.7	Form of Certificate of Designations of Preferred Stock (1)

5	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

8	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C. regarding tax matters

12	Statement regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in opinion filed as Exhibit 5)

23.3	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in opinion filed as Exhibit 8)

24	Power of Attorney (included on signature page hereto)

25	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939 (to be filed in accordance with Rule 305(b)(2) of the Trust Indenture Act of 1939) (1)

(1)	To be filed by amendment or incorporated by reference when required in connection with the offering of securities.